Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-239012

PROSPECTUS

The Toronto-Dominion Bank

(a Canadian chartered bank)

U.S.$200,000,000

Warrants

This prospectus describes some of the general terms that may apply to warrants of The Toronto-Dominion Bank (the “Bank” or “TD”) and the general manner in which these warrants may be offered. The Bank will give you the specific prices and other terms of the warrants the Bank is offering in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest in any of the warrants described herein. The Bank may sell the warrants to or through one or more underwriters, dealers or agents. The names of the underwriters, dealers or agents will be set forth in supplements to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE WARRANTS OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that the acquisition of the warrants described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in the prospectus supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Bank is a Canadian bank, that many of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the Registration Statement may reside outside of the United States, and that all or a substantial portion of the assets of the Bank and said persons may be located outside the United States.

Our common shares are currently listed on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the symbol “TD.” Our outstanding Class A First Preferred Shares are currently listed on the TSX.

The warrants described herein will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

Investing in the warrants described herein involves a number of risks. See “Risk Factors“ on page 1 of this prospectus.

The Bank, TD Securities (USA) LLC and certain of the Bank’s other affiliates may use this prospectus in the initial sale of any warrants described herein or in a market-making transaction in any warrants described herein after their initial sale. See “Plan of Distribution (Conflicts of Interest).”

The date of this prospectus is July 10, 2020.

In this prospectus, unless the context otherwise indicates, the “Bank,” “TD,” “we,” “us” or “our” means The Toronto-Dominion Bank and its subsidiaries. All dollar amounts referred to in this prospectus are in Canadian dollars unless otherwise specifically expressed. In this prospectus, currency amounts are stated in Canadian dollars (“$”), unless specified otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

The U.S. Securities and Exchange Commission (the “SEC”) allows the Bank to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from the Corporate Secretary of The Toronto-Dominion Bank, TD Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2, Canada (telephone: (416) 308-6963). The documents incorporated by reference are available at www.sec.gov.

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We incorporate by reference:

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our Annual Report on Form 40-F for the fiscal year ended October 31, 2019, the report dated December  4, 2019 to the shareholders and Directors of The Toronto-Dominion Bank on the Consolidated Balance Sheet of the Bank as of October  31, 2019 and 2018, and the related Consolidated Statement of Income, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended October  31, 2019, and the report dated December  4, 2019 to the shareholders and Directors of The Toronto-Dominion Bank on the effectiveness of internal control over financial reporting as of October 31, 2019 (the “2019 Annual Report”); and

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our Reports on Form 6-K dated December  5, 2019 (excluding Exhibit 99.2, Exhibit 99.3, Exhibit 99.4, Exhibit 99.5, and Exhibit 99.6 thereto), December  19, 2019, January 17, 2020, February  27, 2020 (excluding Exhibit 99.4, Exhibit 99.5 and Exhibit 99.6 thereto), March  2, 2020 (related to our Management Proxy Circular), March  20, 2020, March 20, 2020, April 1, 2020, April 14, 2020, May 8, 2020 and May 28, 2020 (excluding Exhibit 99.4, Exhibit 99.5 and Exhibit 99.6 thereto).

In addition, we will incorporate by reference into this prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon a new Annual Report and the related annual financial statements being filed by us with, and, where required, accepted by, the SEC during the currency of this prospectus, the previous Annual Report and the related annual financial statements and the Reports on Form 6-K filed prior to the commencement of our financial year in which the new Annual Report is filed shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of warrants hereunder, except (1) each Report on Form 6-K related to Exhibit 1.1 to this Registration Statement and (2) each Report on Form 6-K related to our Management Proxy Circular, which shall be deemed incorporated by reference into this prospectus until the filing of a Report on Form 6-K related to a new Management Proxy Circular.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

WHERE YOU CAN FIND MORE INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the information reporting requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the

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disclosure requirements of Canada, which requirements are different from those of the United States. As the Bank is a “foreign private issuer” under the rules adopted under the Exchange Act, we are exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act. The Bank’s reports and other information, when filed by us in accordance with such requirements, can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. Information about us can be located at our website at www.td.com. All Internet references in this prospectus are inactive textual references and we do not incorporate website contents into this prospectus.

FURTHER INFORMATION

We have filed with the SEC a Registration Statement on Form F-3 under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to the warrants offered with this prospectus. This prospectus is a part of that Registration Statement, and this prospectus does not contain all of the information set forth in the Registration Statement. You can access the Registration Statement together with its exhibits at the SEC’s website at www.sec.gov or inspect these documents at the offices of the SEC in order to obtain more information about us and about the warrants offered with this prospectus.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the warrants we may offer, which we may refer to herein as the “securities” as the context may require. Each time we sell warrants, we will provide one or more prospectus supplements, together with one or more pricing supplements and/or other types of offering documents or supplements (together referred to herein as a “prospectus supplement”) containing specific information about the terms of the warrants being offered. The prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those warrants or to us. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement, which information shall modify or supersede any inconsistent information in the prospectus. You should read both this prospectus and the prospectus supplement together with additional information described under the heading “Where You Can Find More Information” above.

We may sell warrants to underwriters who will sell the warrants to the public on terms fixed at the time of sale. In addition, the warrants may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the warrants, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

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RISK FACTORS

Investment in the warrants is subject to various risks, including those risks inherent in investing in an issuer involved in conducting the business of a diversified financial institution. From time to time, the market experiences significant price and volume volatility that may affect the market price of our securities for reasons unrelated to our performance. Also, the financial markets are generally characterized by extensive interconnections among financial institutions. As such, defaults by other financial institutions in Canada, the United States or other countries could adversely affect us and the market price of the warrants. Additionally, the warrants are subject to market value fluctuations based upon factors which influence our operations, such as legislative or regulatory developments, competition, technological change and global capital market activity.

Before deciding whether to invest in any warrants, you should consider carefully the risks described in the documents incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and those described in the prospectus supplement, as the case may be, relating to a specific offering of warrants. You should consider the categories of risks identified and discussed in the “Risk Factors and Management” section of the Bank’s management’s discussion and analysis included in the 2019 Annual Report (the “2019 MD&A”) and in the “Financial Results Overview” and “Managing Risk” sections of the Bank’s management’s discussion and analysis included in the 2nd Quarter 2020 Report to Shareholders for the three and six months ended April 30, 2020 (the “Q2 2020 MD&A”), including those summarized under “Caution Regarding Forward-Looking Statements” in this prospectus as well as any risks described in subsequently filed documents incorporated by reference.

The warrants are a risky investment and may expire worthless.

The warrants are highly speculative leveraged investments that involve a high degree of risk. The warrants may expire worthless in which case you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

The Warrants Are Not Standardized Options Issued by the Options Clearing Corporation.

The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The warrants are unsecured, unsubordinated obligations of TD. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, you must look solely to TD for performance of its obligations upon exercise of the warrants. Further, the secondary market for the warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the warrants prior to exercise or expiration might result in a price that is at a discount to the theoretical value of the warrants based on the then-prevailing level of the underlying asset(s) to which your warrants are linked and other factors affecting the market price of the warrants.

The Warrants are suitable only for investors with options-approved accounts.

The warrants will be sold only to investors with options-approved accounts. Investors considering purchasing the warrants should be experienced with respect to options and options transactions, and reach an investment decision only after carefully considering, with their advisors, the suitability of the warrants in light of their particular circumstances.

The warrant agreement is not an indenture qualified under the Trust Indenture Act, and the obligations of the warrant agent are limited.

The warrant agreement is not an indenture qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the warrant agent is not a trustee qualified under the Trust Indenture Act. Accordingly, holders will not have the benefit of the protections of the Trust Indenture Act. Under the terms of the warrant agreement, the warrant agent will have only limited obligations to the warrant holders.

Bank recapitalization “bail-in” regime.

The CDIC, Canada’s resolution authority, was granted enhanced restructuring powers in 2009 to transfer certain assets and liabilities of a bank to a newly created “bridge bank” for such consideration as it determines in the event of a bank getting into distress, to facilitate a sale of the bank to another financial institution as a going concern, or failing that, to wind up the bridge bank. Upon exercise of such power, any remaining assets and liabilities would remain with the “bad bank,” which would be wound up. As such, in this scenario, any liabilities of the Bank, such as the warrants, that remain with the “bad bank” may be effectively written off or subject to only partial repayment in the ensuing winding-up.

On June 22, 2016, legislation came into force amending the Bank Act (Canada) (the “Bank Act”) and the CDIC Act and certain other federal statutes pertaining to banks to create a bail-in regime for Canada’s domestic systemically important banks, which include the Bank. On September 23, 2018, regulations under the CDIC Act and the Bank Act came into force providing the details of the conversion regime for bail-in instruments issued by domestic systemically important banks, including the Bank (collectively, the “Bail-In Regulations”). Pursuant to the CDIC Act, in circumstances where the Office of the Superintendent of Financial Institutions Canada (the “superintendent”) has determined that the Bank has ceased, or is about to cease, to be viable, the Governor in Council may, upon a recommendation of the Minister of Finance that he or she is of the opinion that it is in the public interest to do so, grant an order directing CDIC to convert all or a portion of certain shares and liabilities of the Bank into common shares of the Bank (a “Bail-In Conversion”).

The Bail-In Regulations prescribe the types of shares and liabilities that will be subject to a Bail-In Conversion. In general, any senior debt securities with an initial or amended term to maturity greater than 400 days that are unsecured or partially secured and have been assigned a CUSIP or ISIN or similar identification number would be subject to a Bail-In Conversion. Shares, other than common shares, and subordinated debt, would also be subject to a Bail-In Conversion, unless they are non-viability contingent capital (NVCC) instruments. However, certain other debt obligations of the Bank such as structured notes (as defined in the Bail-In Regulations), covered bonds and certain derivatives, as well as certain other obligations of the Bank, would not be subject to a Bail-In Conversion. Unless otherwise specified in the prospectus supplement, the warrants will not be subject to a bail-in conversion.

In addition, the bail-in regime could adversely affect the Bank’s cost of funding.

THE TORONTO-DOMINION BANK

The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Group (“TD”). TD is the sixth largest bank in North America by branches and serves over 26 million customers in three key businesses operating in a number of locations in financial centers around the globe: Canadian Retail, which includes the results of the Canadian personal and commercial banking, wealth, and insurance businesses; U.S. Retail, which includes the results of the U.S. personal and business banking operations, wealth management services, and the Bank’s investment in TD Ameritrade Holding Corporation (TD Ameritrade); and Wholesale Banking. TD also ranks among the world’s leading online financial services firms, with more than 14 million active online and mobile customers. TD had $1.7 trillion in assets as at April 30, 2020. The Toronto-Dominion Bank’s common shares trade under the symbol “TD” on the Toronto Stock Exchange and the New York Stock Exchange.

The Bank’s head office and registered office are located in the TD Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2, Canada.

Additional information regarding the Bank is incorporated by reference into this prospectus. See “Documents Incorporated by Reference.”

PRESENTATION OF FINANCIAL INFORMATION

The financial information of the Bank incorporated by reference or otherwise contained in this prospectus has been prepared in accordance with International Financial Reporting Standards (“IFRS”). None of the financial information prepared in accordance with IFRS is comparable to the financial statements of companies using accounting principles generally accepted in the United States.

We publish our consolidated financial statements in Canadian dollars. As indicated in the table below, the Canadian dollar has fluctuated in value compared to the U.S. dollar over the last five years.

The tables below set forth the high and low daily exchange rates, the average yearly rate and the rate at period end between Canadian dollars and U.S. dollars (in U.S. dollars per Canadian dollar) for each year in the five-year period ended October 31, 2019 and for the three months ended January 31, 2020 and April 30, 2020, and the high and low daily exchange rates for each month in the period from November 1, 2019 through July 9, 2020. On July 9, 2020, the Canadian dollar daily average exchange rate was U.S.$0.7377. In the case of the rates for the years ended October 31, 2015 and 2016, this information is based on the noon rates as reported by the Bank of Canada at approximately noon each trading day. In the case of the years ended October 31, 2017, 2018 and 2019, this information is based on the daily average exchange rate as reported by the Bank of Canada as being in effect at approximately 4:30 PM EST on a specified date (on April 29, 2017, the Bank of Canada stopped reporting the noon rate).

Year ended October 31	High	Low	Average Rate[1]	At period end
2015	0.8900	0.7455	0.7978	0.7644
2016	0.7972	0.6854	0.7550	0.7461
2017	0.8245	0.7276	0.7652	0.7756
2018	0.8138	0.7513	0.7768	0.7609
2019	0.7670	0.7330	0.7525	0.7599

Three months ended	High	Low	Average Rate[1]	At period end
January 31, 2020	0.7710	0.7515	0.7594	0.7557
April 30, 2020	0.7562	0.6898	0.7228	0.7189

Month of 2019	High	Low
November	0.7606	0.7515
December	0.7699	0.7518

Month of 2020	High	Low
January	0.7710	0.7557
February	0.7562	0.7447
March	0.7487	0.6898
April	0.7192	0.7034
May	0.7265	0.7080
June	0.7472	0.7309
July (through July 9, 2020)	0.7387	0.7361

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The average of the closing exchange rates on the last business day of each full month during the relevant period. In the case of the rates for the years ended October 31, 2015 and 2016, data is based on the average noon buying rates on the last business day of each full month during the relevant period. In the case of the years ended October 31, 2017, 2018 and 2019, data is based on the average of the daily average exchange rates on the last business day of each full month during the relevant period.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, the Bank makes written and/or oral forward-looking statements, including in this document, in other filings with Canadian regulators or the SEC, and in other communications. In addition, representatives of the Bank may make forward-looking statements orally to analysts, investors, the media and others. All such statements are made pursuant to the “safe harbor” provisions of, and are intended to be forward-looking statements under, applicable Canadian and U.S. securities legislation, including the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements made in this prospectus, the 2019 MD&A under the heading “Economic Summary and Outlook,” for the Canadian Retail, U.S. Retail and Wholesale Banking segments under headings “Business Outlook and Focus for 2020”, and for the Corporate segment, “Focus for 2020”, and in other statements regarding the Bank’s objectives and priorities for 2020 and beyond and strategies to achieve them, the regulatory environment in which the Bank operates, and the Bank’s anticipated financial performance. Forward-looking statements are typically identified by words such as “will,” “would,” “should,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “goal,” “target,” “may,” and “could.”

By their very nature, these forward-looking statements require the Bank to make assumptions and are subject to inherent risks and uncertainties, general and specific. Especially in light of the uncertainty related to the physical, financial, economic, political, and regulatory environments, such risks and uncertainties—many of which are beyond the Bank’s control and the effects of which can be difficult to predict—may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Risk factors that could cause, individually or in the aggregate, such differences include: credit, market (including equity, commodity, foreign exchange, interest rate and credit spreads), liquidity, operational (including technology, cyber security, and infrastructure), model, reputational, insurance, strategic, regulatory, legal, conduct, environmental, capital adequacy, and other risks. Examples of such risk factors include the impacts of the Corona Virus Disease 2019 (COVID-19); the general business and economic conditions in the regions in which the Bank operates; geopolitical risk; the ability of the Bank to execute on long-term strategies and shorter-term key strategic priorities, including the successful completion of acquisitions and dispositions, business retention plans, and strategic plans; the ability of the Bank to attract, develop, and retain key executives; disruptions in or attacks (including cyber-attacks or data security breaches) on the Bank’s information technology, internet, network access or other voice or data communications systems or services; fraud or other criminal activity to which the Bank is exposed; the failure of third parties to comply with their obligations to the Bank or its affiliates, including relating to the care and control of information; the impact of new and changes to, or application of, current laws and regulations, including without limitation tax laws, capital guidelines and liquidity regulatory guidance and the bank recapitalization “bail-in” regime; exposure related to significant litigation and regulatory matters; increased competition from incumbents and non-traditional competitors, including Fintech and big technology competitors; changes to the Bank’s credit ratings; changes in currency and interest rates (including the possibility of negative interest rates); increased funding costs and market volatility due to market illiquidity and competition for funding; Interbank Offered Rate (IBOR) transition risk; critical accounting estimates and changes to accounting standards, policies, and methods used by the Bank; existing and potential international debt crises; environmental and social risk; and the occurrence of natural and unnatural catastrophic events and claims resulting from such events. The Bank cautions that the preceding list is not exhaustive of all possible risk factors and other factors could also adversely affect the Bank’s results. For more detailed information, please refer to the “Risk Factors and Management” section of the 2019 MD&A, as supplemented by the “Risk Factors” section of the second quarter shareholders’ report for the period ending April 30, 2020, and as may be updated in subsequently filed quarterly reports to shareholders and other filings made by the Bank that are incorporated by reference in this prospectus. All such factors should be considered carefully, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, when making decisions with respect to the Bank and the Bank cautions readers not to place undue reliance on the Bank’s forward-looking statements.

Material economic assumptions underlying the forward-looking statements contained in this prospectus are set out in the 2019 MD&A under the headings “Economic Summary and Outlook,” for the Canadian Retail,

U.S. Retail and Wholesale Banking segments, “Business Outlook and Focus for 2020,” and for the Corporate Segment, “Focus for 2020,” each as may be updated in subsequently filed quarterly reports to shareholders incorporated by reference into this prospectus.

Any forward-looking statements contained in this prospectus represent the views of management only as of the date of this prospectus and are presented for the purpose of assisting the Bank’s shareholders and analysts in understanding the Bank’s financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation. Information contained in or otherwise accessible through the websites mentioned in this prospectus does not form part of this prospectus. All references in this prospectus to websites are inactive textual references and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement, the net proceeds to the Bank from the sale of the warrants will be added to the Bank’s general funds and utilized for general corporate purposes, which may include funding of our affiliate TD Securities (USA) LLC or any other general corporate purpose we may deem necessary or advisable. TD Securities (USA) LLC may participate as an underwriter, dealer or agent in any offering of the warrants offered with this prospectus. For more information, see “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest.”

CONSOLIDATED CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the Bank’s consolidated capitalization at April 30, 2020. This table should be read in conjunction with the Bank’s unaudited interim condensed consolidated financial statements for the three and six months ended April 30, 2020 (the “Q2 2020 Unaudited Consolidated Financial Statements”) and the Q2 2020 MD&A, which are incorporated by reference in this prospectus.

(in millions of Canadian dollars)	As at April 30, 2020
Subordinated notes and debentures	$14,024
Equity
Common shares (millions of shares issued and outstanding: 1,803.7)	21,766	(1)
Preferred shares (millions of shares issued and outstanding: 232.0)	5,800	(1)
Treasury shares—common (millions of shares held: 0.3)	(25)	(1)
Treasury shares—preferred (millions of shares held: 0.2)	(3)	(1)
Contributed surplus	124
Retained earnings	49,702
Accumulated other comprehensive income (loss)	15,970
Non-controlling interests in subsidiaries	—
Total equity	93,334

Total capitalization	$107,358

(1)	For more information, refer to “Note 14: Equity” to the Q2 2020 Unaudited Consolidated Financial Statements.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants having the following characteristics, all as further specified in the prospectus supplement relating to the warrant.

We may issue warrants to purchase or sell, on terms to be determined at the time of sale:

•	securities issued by an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

•	exchange-traded funds (“ETFs”); or

•	any combination of the above.

The property in the above clauses is referred to as “warrant property.” We may satisfy our obligations, if any, with respect to any warrants by delivering or receiving the warrant property or, in the case of cash-settled warrants to purchase or sell warrant property, by cash payments, if any, based on the value of the warrant property, as described in the applicable prospectus supplement.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any series of offered warrants:

•	the specific title;

•	the issue price and the applicable minimum denominations;

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency with which the warrants may be purchased;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are put warrants or call warrants, whether you or the Bank will have the right to exercise the warrants and any conditions or restrictions on the exercise of the warrants;

•	the specific warrant property, and the amount or the method for determining the amount of the warrant property, purchasable or saleable upon exercise of each warrant;

•	the price at which and the currency with which the warrant property may be purchased or sold upon the exercise of each warrant, or the method of determining that price;

•	whether the exercise of the warrants is to be cash-settled or by delivery of the warrant property or combination thereof;

•	the events or circumstances, if any, that will cause the warrants to be deemed automatically exercised;

•	the place or places for payment of amounts due under the warrants;

•	whether we will issue the warrants in global form and under what terms and conditions;

•	any agents for the warrants, including the warrant agent, depositaries, authenticating or paying agents, transfer agents or registrars;

•	applicable U.S. federal income tax and Canadian federal income tax consequences to the extent not contained in this prospectus; and

•	any other terms of the warrants.

Significant Provisions of the Warrant Agreements

We will issue the warrants under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The form of warrant agreement is filed as an exhibit to the registration statement. The following summarizes the significant provisions of the warrant agreement and the warrants and is not intended to be comprehensive. Holders of the warrants should review the detailed provisions of the warrant agreement for a full description and for other information regarding the warrants.

Modifications Without Consent of Holders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders:

•	to cure any ambiguity;

•	to cure, correct or supplement any defective or inconsistent provision;

•	to establish the forms or terms of warrant certificates or warrants of any series;

•	to evidence the acceptance of appointment by a successor agent;

•

to add to, change or eliminate any of the provisions of the warrant agreement in respect of all or any warrants of any series; provided that any such addition, change or elimination (i) shall neither (a) apply to any warrant issued prior to the execution of such supplemental agreement and entitled to the benefit of such provision nor (b) modify the rights of any holder of such warrant with respect to such provision or (ii) shall become effective only when there is no such warrant outstanding; or

•	in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

Modifications With Consent of Holders. We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding warrants affected, may modify or amend the warrant agreement. However, we and the warrant agent may not make any of the following modifications or amendments without the consent of each affected holder:

•	change the exercise price of the warrants;

•

reduce the amount receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

•	shorten the period of time during which the warrants may be exercised;

•	materially and adversely affect the rights of the owners of the warrants; or

•	reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the warrant agreement.

Merger or Consolidation of the Bank. The warrant agreement provides that we will not merge or consolidate with any other person, unless:

•	we will be the continuing person; or

•	the successor person by merger or consolidation to the Bank:

○	will be one or more direct or indirect affiliates which we control or which are under common control with us; or

○	will expressly assume or guaranty all of our obligations under the warrant agreement and the warrants; and

•

immediately after the merger or consolidation, we or that successor person, as the case may be, will not be in default in the performance of the covenants and conditions of the warrant agreement applicable to it.

Sale, Lease or Conveyance by the Bank. The warrant agreement provides that we will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	the person that acquires all or substantially all of our assets:

•	will be one or more direct or indirect affiliates which we control or which are under common control with us; or

•	will expressly assume all of our obligations under the warrant agreement and the warrants; and

•	immediately after the sale, lease or conveyance, that acquiring person will not be in default in the performance of the covenants and conditions of the warrant agreement applicable to it.

Absence of Protections against All Potential Actions of the Bank. There are no covenants or other provisions in the warrant agreement that would afford holders of warrants additional protection in the event of a recapitalization transaction, a change of control of the Bank or a highly leveraged transaction. The merger covenants described above would apply only if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of the Bank or a sale, lease or conveyance of all or substantially all of our assets.

Enforceability of Rights of Holders. The warrant agent will act solely as our agent in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce its right, and may institute any proceeding, on its own behalf, to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the warrant agreement.

Registration and Transfer of Warrants. Subject to the terms of the warrant agreement, warrants in definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request. See “—Forms of the Warrants” for information regarding warrants in global form.

Replacement of Warrants. We will replace any mutilated certificate evidencing a definitive warrant at the expense of the holder upon surrender of that certificate to the warrant agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the warrant agent of evidence satisfactory to us and the warrant agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the warrant agent and to us may be required at the expense of the holder of the warrant evidenced by that certificate before a replacement will be issued.

New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York. In the case of the insolvency of the Bank, the Bank Act provides that priorities among payments of deposit liabilities of the Bank, payments in respect of warrants and payments of all other liabilities are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities. Because we have subsidiaries, our right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. In addition, there are regulatory and other legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Accordingly, the warrants will be structurally subordinated to all existing and future liabilities of our subsidiaries, and holders of warrants should look only to our assets for payments on the warrants.

Unless otherwise specified in the prospectus supplement, the warrants will not be subject to a bail-in conversion.

Ranking

Unless otherwise specified in the applicable prospectus supplement, the warrants will be unsecured, unsubordinated obligations of the Bank and will rank on a parity in right of payment with all of the Bank’s deposit liabilities, except for obligations preferred by mandatory provisions of law.

Payment of Additional Amounts

Unless otherwise specified in the prospectus supplement, all amounts payable in respect of the warrants by us will be made without us making any withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”), unless the withholding or deduction of such Taxes is required or authorized by law or the administration thereof. In that event, we will, subject to certain exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) to the holder or beneficial owner of any warrant as may be necessary in order that every net payment of any amounts payable on such warrant, after any withholding or deduction for Taxes imposed or levied by or on behalf of Canada or any political subdivision or taxing authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”) (and Taxes imposed or levied by a Taxing Jurisdiction on such Additional Amounts), will not be less than the amount such holder or beneficial owner would have received if such Taxes imposed or levied by or on behalf of a Taxing Jurisdiction had not been withheld or deducted. We will not, however, be required to make any payment of Additional Amounts to any holder or beneficial owner for or on account of:

•

any Taxes that would not have been so imposed but for a present or former connection (including, without limitation, carrying on business in a Taxing Jurisdiction or having a permanent establishment or fixed base in a Taxing Jurisdiction) between such holder or beneficial owner of a warrant (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and a Taxing Jurisdiction, other than merely holding such warrant or receiving payments with respect to such warrant;

•	any estate, inheritance, gift, sales, transfer or personal property Tax or any similar Tax with respect to a warrant;

•

any Tax imposed by reason that such holder or beneficial owner of a warrant or other person entitled to payments on the warrant does not deal at arm’s length within the meaning of the Income Tax Act (Canada) with us or is, or does not deal at arm’s length with any person who is, a “specified shareholder” of us for purposes of the thin capitalization rules in the Income Tax Act (Canada);

•	any Tax that is levied or collected otherwise than by withholding from payments on or in respect of a warrant;

•	any Tax required to be withheld by any paying agent from any payment on a warrant, if such payment can be made without such withholding by at least one other paying agent;

•

any Tax that would not have been imposed but for the failure of a holder or beneficial owner of a warrant to comply with certification, identification, declaration, information or other reporting requirements, if such compliance is required by a Taxing Jurisdiction (including where required by statute, treaty, regulation or administrative pronouncement) as a precondition to relief or exemption from such Tax;

•

any Tax which would not have been imposed but for the presentation of a warrant (where presentation is required) for payment on a date more than 30 days after (i) the date on which such payment became due and payable or (ii) the date on which payment thereof is duly provided for, whichever occurs later;

•

any withholding or deduction imposed pursuant to (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between us and the United States or any authority thereof implementing FATCA; or

•	any combination of the items listed above;

nor shall Additional Amounts be paid with respect to any payment on a warrant to a holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the warrant directly.

Tax Redemption

Unless otherwise specified in the prospectus supplement, we have the right to redeem, in whole but not in part, any of the warrants at our option at any time prior to expiration, upon the giving of a notice of redemption as described below, if:

(i)

as a result of any change (including any announced prospective change) in or amendment to the laws or treaties (or any rules, regulations, rulings or administrative pronouncements thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, treaties, rules, regulations, rulings or administrative pronouncements (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the prospectus supplement relating to the applicable warrants, in the written opinion of our legal counsel of recognized standing, we have or will become obligated to pay, on the next succeeding date on which any amount payable is due, Additional Amounts (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); or

(ii)

on or after the date of the prospectus supplement relating to the applicable warrants any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of our legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which any amount payable is due, Additional Amounts (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced);

and, in any such case, we in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us. For the avoidance of doubt, reasonable measures do not include a change in the terms of the warrants or a substitution of the debtor. If we exercise this right, the redemption price of the warrants will be determined in the manner described in the prospectus supplement.

Prior to the giving of any notice of redemption pursuant to the above paragraph, we will deliver to the warrant agent:

•	a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of counsel prepared in accordance with the terms of the indenture;

Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice.

Forms of the Warrants

Except as provided in the prospectus supplement, each warrant will generally be represented by one or more global securities representing the entire issuance of warrants. We will issue warrants evidenced by certificates in definitive form to a particular investor only in limited circumstances. Both certificated securities in definitive form and global securities will be issued in registered form, where our obligation runs to the holder of the security named on the face of the security. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than any interim payments, you or your nominee must physically deliver the securities to the warrant agent, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the warrants. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. See “Ownership, Book-Entry Procedures and Settlement.”

OWNERSHIP, BOOK-ENTRY PROCEDURES AND SETTLEMENT

In this section, we describe special considerations that will apply to warrants that are registered securities issued in global i.e., book-entry, form. First we describe the difference between registered ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Registered Owners

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing securities. We refer to those who have securities registered in their own names, on the books that we or the warrant agent maintain for this purpose, as the “registered holders” of those securities. Subject to limited exceptions, we and the warrant agent are entitled to treat the registered holder of a security as the person exclusively entitled to vote, to receive notices, to receive any payment in respect of the security and to exercise all the rights and powers as an owner of the security. We refer to those who own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not registered holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under the warrant agreement, subject to limited exceptions, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not registered holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will, subject to limited exceptions, recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not registered holders, of those securities.

Registered Holders

Subject to limited exceptions, our obligations, as well as the obligations of the warrant agent under any warrant agreement and the obligations, if any, of any other third parties employed by us, run only to the registered holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the registered holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the warrant agreement—we would seek the approval only from the registered holders, and not the indirect owners, of the relevant securities. Whether and how the registered holders contact the indirect owners is up to the registered holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the registered holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

Most offered securities will be issued in global i.e., book-entry, form. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons, that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	Euroclear System, which is known as “Euroclear”;

•	Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”;

•	CDS Clearing and Depository Services Inc., which is known as “CDS”; and

•	any other clearing system or financial institution named in the prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear, Clearstream or CDS, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as warrants, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

Except in limited circumstances, a global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

Special Considerations for Global Securities.

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear, Clearstream or CDS, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security,

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in limited circumstances;

•

an investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities;

•	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances in which certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the warrant agent will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the warrant agent also do not supervise the depositary in any way;

•

the depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your bank, broker or other financial institution may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear, Clearstream or CDS, when DTC is the depositary, Euroclear, Clearstream or CDS, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual acquirer of new securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, the securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the terms of the securities and their governing documents. That means that we and any warrant agent, issuing and paying agent, registrar or other agent of ours for the securities will be entitled to treat the registered holder, DTC, as the holder of the securities for all purposes. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. As mentioned above, the book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is so exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures. Each sale of a book-entry security will settle in immediately available funds through DTC unless otherwise stated.

Delivery of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants, and by its direct and indirect participants to beneficial owners of the securities will be governed by arrangements among them, respectively, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then-current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s usual practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or agent on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the agent or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to Cede & Co. (or other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or agent, disbursements of such payments to direct participants are the responsibility of DTC, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to the issuer or agent. Under such circumstances, in the event that a successor depositary is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those clearing systems only on days when those systems are open for business. These clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Considerations Relating to CDS

The information concerning CDS has been taken from, or is based upon, publicly available documents. CDS is Canada’s national securities clearing and depository services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in Canadian and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies, and may include underwriters which participate in the distribution of the securities. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Payments, deliveries, transfers, exchanges, notices and other actions relating to the securities made through CDS may only be processed through CDS Participants and must be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depository.

CDS is wholly owned by The Canadian Depository for Securities Limited, a private corporation owned by TMX Group Limited, a reporting issuer in Canada. CDS is the clearing house for equity trading on both the Toronto and Montreal stock exchanges and also clears a substantial volume of “over-the-counter” trading in equities and bonds.

CDS may be a depositary for a global security. If CDS is the depositary for a global security, DTC may hold an interest in the global security. In addition, if DTC is the depositary for a global security, CDS may, on behalf of CDS Participants, hold an interest in the global security.

As long as any global security is held by CDS, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in CDS. If CDS is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

CDS could change its rules and procedures at any time. We have no control over CDS or its participants, and we take no responsibility for its activities. Transactions between participants in CDS, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

TAX CONSEQUENCES

United States Taxation

The following is a summary of material U.S. federal income tax consequences of the ownership and disposition of the warrants and does not purport to be a complete analysis of all tax considerations relating to the warrants. It is the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. federal income tax counsel to the Bank. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (“Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The prospectus supplement will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of warrants, which may differ from the discussion herein. The summary of the U.S. federal income tax consequences contained in the prospectus supplement supersedes the following summary to the extent it is inconsistent therewith. Prospective purchasers of the warrants are urged to read the discussion in the prospectus supplement relating to their warrants and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of the warrants and receiving payments of amounts under the warrants.

This discussion applies to you only if you acquire your warrants upon initial issuance and hold your warrants as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a financial institution or a bank,

•	a regulated investment company (a “RIC”), a real estate investment trust (a “REIT”) or common trust fund,

•	a life insurance company,

•

a tax-exempt organization or an investor holding the warrants in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•

a person that owns warrants as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the warrants or a “wash sale” with respect to the warrants or the warrant property,

•	a former citizen of the U.S.,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders. For purposes of this summary, a U.S. holder is a beneficial owner of a warrant that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a warrant that is: (i) a nonresident alien individual for U.S. federal income tax purposes, (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the warrants should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the warrants.

This discussion does not address warrants linked to, or denominated in, one or more foreign currencies. The tax treatment for such warrants (and any other warrants with terms that differ from those described herein) will be specified in the prospectus supplement and may be differ materially and adversely from those described herein.

U.S. Federal Income Tax Treatment

Although we intend to treat the warrants as prepaid derivative contracts (including, potentially, as options) with respect to the warrant property for U.S. federal income tax purposes, there is no authority that specifically addresses the tax treatment of the warrants and it is possible that the warrants could be treated alternatively pursuant to some other characterization. You should consult your tax advisor regarding the appropriate characterization of the warrants for U.S. federal income tax purposes.

The summary below assumes that all warrants issued pursuant to this prospectus will be classified for U.S. federal income tax purposes as prepaid derivative contracts, and purchasers should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. Any special U.S. federal income tax considerations relevant to a particular issue of the warrants will be provided in the applicable supplement.

If the warrants are treated as prepaid derivative contracts, you should generally not accrue any income with respect to the warrants during the term of the warrants until taxable disposition of the warrants and you should generally recognize capital gain or loss upon such taxable disposition in an amount equal to the difference between the amount you receive at such time and your tax basis in the warrants. In general, your tax basis in your warrants will be equal to the amount you paid for your warrants. Such recognized gain or loss should generally be long-term capital gain or loss if you have held your warrants for more than one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. There may be also a risk that the IRS could assert that the warrants should not give rise to long-term capital gain or loss if the warrants offer short exposure to the warrant property or one or more constituents of the warrant property, as applicable.

Prior to the taxable disposition of your warrants, you should generally not recognize any taxable income, gain or loss in respect of your warrants. Gain or loss realized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a warrant generally should be considered U.S.-source gain or loss.

If an offering of warrants provides for the possibility of physical settlement, the applicable pricing supplement will provide additional information about the possible U.S. federal income tax consequences.

Section 1260

If a warrant references warrant property or any constituent of the warrant property, as applicable, that is treated as equity in a RIC such as certain exchange-traded funds, a REIT, a “passive foreign investment company” (a “PFIC”), a partnership, or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Internal Revenue Service (the “IRS”) could assert that all or a portion of a warrant should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. A warrant should not constitute a constructive ownership transaction (because a warrant should be treated as an option). If, however, a warrant (in whole or in part) were treated as a constructive ownership transaction, the tax consequences of a taxable disposition of the warrants could be affected materially and adversely. Under the “constructive ownership” rules, if an investment in the warrants is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such warrants will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the warrant (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of such taxable disposition). You should consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the warrants.

Possible Change in law

In 2007, the IRS released a notice that may affect the taxation of holders of warrants. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument, such as the warrants, should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such warrants would ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” under Section 1260 of the Code described above under “Section 1260” should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Section 1297

We will not attempt to ascertain whether the issuer of the warrant property or of any constituent of the warrant property, as applicable, would be treated as a PFIC. In general, if a U.S. taxpayer holds an interest in a PFIC, such U.S. taxpayer is required to report any gain on disposition of an interest in such PFIC as ordinary income, rather than as capital gain, and the taxpayer is subject to tax on such gain in the year such gain is recognized at the highest ordinary income tax rate and for a non-deductible interest charge at the federal underpayment rate as if the gain had been earned ratably over each day in such taxpayer’s holding period and such tax liabilities had been due with respect to each prior year in the taxpayer’s holding periods. In the event that any such entity is treated as a PFIC, the application of the PFIC rules to the warrants would be unclear, and it is possible that U.S. holders of warrants could be subject to the PFIC rules to the extent that the warrants directly or indirectly references shares in one or more PFICs. Accordingly, you should consult your tax advisor regarding the potential application of the PFIC rules to an investment in the warrants.

Alternative Treatments

Due to the absence of authorities that directly address the proper tax treatment of the warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the warrants described above. If the IRS were successful in asserting an alternative treatment of the warrants, the timing and character of income on your warrants could differ materially and adversely from our description herein. For example, the IRS might treat the warrants as debt instruments issued by us, in which event the taxation of the warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID”, on the warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the warrants, in each year that you hold the warrants (even though you will not receive any cash with respect to the warrants during the term of the warrants) and any gain recognized at expiration or upon sale or other disposition of the warrants would generally be treated as ordinary income.

Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the warrants represent separate prepaid derivative contracts (including, potentially, options) on, or an ownership interest in, the warrant property or constituents of the warrant property, as applicable, in which case you might be required to recognize gain or loss on any rebalancing of the relevant index/ETF.

Other alternative U.S. federal income tax characterizations of the warrants might also require you to include amounts in income during the term of the warrants, without regard to how long you held the warrants (including possible mark to market treatment or accrual of ordinary income over the term of the warrants). Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the warrants.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the warrants, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors as to the consequences of the 3.8% Medicare tax.

Information Reporting with respect to Specified Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their warrants if they do not hold their warrants in an account maintained by a financial institution and the aggregate value of their warrants and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its warrants and fails to do so.

Backup Withholding and Information Reporting

The proceeds received from a taxable disposition of the warrants will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your warrants or to generally applicable information reporting and backup withholding requirements with respect to payments on your warrants if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8.

Subject to Section 897 of the Code (as discussed below), gain realized on the taxable disposition of the warrants by a non-U.S. holder will generally not be subject to federal income tax, unless:

•	the gain with respect to the warrants is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;

•

the non-U.S. holder is a nonresident alien individual who holds the warrants as a capital asset and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied; or

•	the non-U.S. holder has certain other present or former connections with the U.S.

If the gain realized on the taxable disposition of the warrants by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Section 897. We will not attempt to ascertain whether the issuer of the warrant property or of any constituent of the warrant property, as applicable, would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We will also not attempt to determine whether the warrants should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity were treated as a USRPHC or the warrants were treated as USRPI, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a warrant upon a taxable disposition of the warrant to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the warrants as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023. Accordingly, non-U.S. holders of warrants that are not delta-one specified equity-linked instruments and that issued before January 1, 2023 should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the warrants under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the warrant property. For warrants issued on or after January 1, 2023, the prospectus supplement will indicate whether withholding applies to such warrant under Section 871(m). If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the warrants.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Holders should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their warrants through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of warrants purchased after the bill was enacted to accrue interest income over the term of the warrants regardless of whether there are any interest payments over the term of the warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the warrants to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your warrants. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your warrants.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the warrants (including possible alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including those of the issuer of the warrant property or any constituent of the warrant property, as applicable).

Canadian Taxation

In the opinion of McCarthy Tétrault LLP, Canadian tax counsel to the Bank, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who acquires beneficial ownership of a warrant upon the initial issuance of the warrant by the Bank pursuant to this prospectus and the prospectus supplement and who, for the purposes of the Canadian Tax Act and at all relevant times, (i) is not (and is not deemed to be) resident in Canada, (ii) deals at arm’s length with and is not affiliated with the Bank, any underwriter and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the warrant, (iii) is entitled to receive all payments made on the warrant, (iv) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the Bank for purposes of the thin capitalization rules in the Canadian Tax Act, (v) does not use or hold and is not deemed to use or hold the warrant in or in the course of carrying on a business in Canada and (vi) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length) owns or has the right to acquire or control 25% or more of TD’s shares determined on a vote or fair market value basis.

This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof, all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in warrants and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative policies or assessing practices of the CRA, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.

The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the warrants. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in warrants described in this prospectus should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of the warrants having regard to their own particular circumstances.

Material Canadian federal income tax considerations applicable to warrants may be described particularly in the supplement related thereto, when such warrants are offered. In the event the material Canadian federal income tax considerations are described in the prospectus supplement, the following description will be superseded by the description in such supplement to the extent indicated therein.

For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).

Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a warrant considered debt for Canadian federal income tax purposes to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is participating debt interest. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation,” as defined in the Canadian Tax Act, in respect of which no amount payable, other than an amount determined by reference to a change in the purchasing power of money, is contingent or dependent upon any of the criteria described in the preceding sentence. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.

In the event that a warrant considered debt for Canadian federal income tax purposes is redeemed, cancelled, purchased or repurchased by the Bank or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances, be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the warrant to that time, be subject to Canadian non-resident withholding tax. Such withholding tax will apply if all or any part of such deemed interest is participating debt interest unless, in certain circumstances, the warrant is considered to be an “excluded obligation” for the purposes of the Canadian Tax Act. A warrant will be an excluded obligation for this purpose if the warrant is not an indexed debt obligation (described above) and it was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the warrant, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the warrant was issued, does not exceed 4/3 of the interest stipulated to be payable on the warrant, expressed in terms of an annual rate on the outstanding principal amount from time to time.

Any amount paid or credited or deemed to be paid or credited to a Non-resident Holder in respect of a warrant that is not considered debt for Canadian federal income tax purposes will generally not be subject to Canadian non-resident withholding tax.

If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.

Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of warrants by the Non-resident Holder.

Common Reporting Standard

Similar to FATCA, under the Organisation for Economic Co-operation and Development (“OECD”) initiative for the automatic exchange of information, many countries have committed to automatic exchange of information relating to accounts held by tax residents of signatory countries, including Canada, using a common reporting standard (“CRS”). The CRS requires Canadian financial institutions to report certain information concerning certain investors resident in participating countries to the CRA and to follow certain due diligence procedures. The CRA will then provide such information on a bilateral, reciprocal basis to the tax authorities in the applicable investors’ countries of residence, where required under the CRS. The Bank will meet all obligations imposed under the CRS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (each, an “employee benefit plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the employee benefit plan’s particular circumstances before authorizing an investment in any warrants. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the employee benefit plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit (i) employee benefit plans which are subject to Title I of ERISA, (ii) “plans” defined in Section 4975 of the Code (including individual retirement accounts and “Keogh” plans)) which are subject to Section 4975 of the Code and (iii) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan subject to Title I of ERISA or plan subject to Section 4975 of the Code (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “covered plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the covered plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In addition, the fiduciary of the covered plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and Section 4975 of the Code.

The acquisition, holding or, if applicable, exchange, of warrants by a covered plan with respect to which we or any of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the security is acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of a security. These exemptions include, without limitation:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s length transactions with a person that is a party in interest solely by reason of providing services to covered plans or being related to such a service provider. Under these provisions, the purchase and sale of a security should not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, provided that neither the issuer of the security nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any covered plan involved in the transaction, and provided further that the covered plan pays no more and receives no less than “adequate consideration” in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of covered plans considering acquiring and/or holding a security in reliance on these or any other exemption should carefully review the exemption in consultation with counsel to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied, and warrants should not be purchased or held by any person investing “plan assets” of any covered plan unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code.

Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively referred to herein as “non-covered plan arrangements” and together with covered plans, collectively referred to herein as “plans”) are not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable U.S. or non-U.S. federal, state, local or other regulations, rules or laws (collectively, “similar laws”).

Accordingly, by acceptance of a warrant or any interest therein, each purchaser and holder of warrants or any interest therein will be deemed to have represented by its purchase and holding of the warrants that either (1) it is not a covered plan and is not purchasing any warrants or interest therein on behalf of or with “plan assets” of any covered plan or (2) the purchase and holding of the warrants or any interest therein will not constitute or result in a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code. In addition, any purchaser or holder of warrants or any interest therein which is a non-covered plan arrangement will be deemed to have represented by its purchase or holding of the warrants that its purchase and holding will not violate any applicable similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing warrants on behalf of or with “plan assets” of any covered plan or non-covered plan arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable.

Each purchaser and holder of warrants has exclusive responsibility for ensuring that its purchase and holding of the warrants does not violate the fiduciary or prohibited transaction rules of Title I of ERISA, Section 4975 of the Code or any applicable similar laws. Neither this discussion nor anything provided in this prospectus is, or is intended to be, investment advice directed at any particular plan, or at plans generally, and such purchasers of any of our warrants should consult and rely on their own counsel and advisers as to whether an investment in our warrants is suitable for the plan. The sale of any warrants to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We may sell any series of warrants described herein at any time after effectiveness of the Registration Statement of which this prospectus forms a part in one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The offered warrants may be distributed periodically in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

An applicable prospectus supplement may include:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the warrants;

•	our proceeds from the sale of the warrants;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the place and time of delivery of the warrants; and

•	any securities exchange on which the warrants may be listed.

If underwriters are used in the sale, they will buy the warrants for their own account. The underwriters may then resell the warrants in one or more transactions, at any time or times at a fixed public offering price or at varying prices. The underwriters may change from time to time any fixed public offering price and any discounts or commissions allowed or re-allowed or paid to dealers. If dealers are utilized in the sale of the warrants, we will sell the warrants to the dealers as principals. The dealers may then resell the warrants to the public at varying prices to be determined by such dealers.

In connection with the offering of warrants, we may grant to the underwriters an option to purchase additional warrants to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the prospectus supplement. If we grant any over-allotment option, the terms of the option will be set forth in the prospectus supplement.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire our warrants to be issued on a delayed or contingent basis.

Underwriters, dealers and agents that participate in the distribution of the warrants may be underwriters as defined in the Securities Act. Any discounts or commissions that we pay them and any profit they receive when they resell the warrants may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, to contribute with respect to payments which they may be required to make in respect of such liabilities and to reimburse them for certain expenses.

Each series of offered warrants will be a new issue of warrants and will have no established trading market. Warrants may or may not be listed on a national or foreign securities exchange or automated quotation system. Any underwriters or agents to whom warrants are sold for public offering or sale may make, but are not required to make, a market in the warrants, and the underwriters or agents may discontinue making a market in the warrants at any time without notice. No assurance can be given as to the liquidity or the existence of trading markets for any warrants.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the offered warrants or any underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of warrants in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the offered warrants to be higher than would be the case in the absence of such transactions.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The prospectus supplement may provide that the original issue date for a series of warrants may be more than two scheduled business days after the trade date for the warrants. Accordingly, in such a case, if you wish to trade the warrants on any date prior to the second business day before the original issue date for the warrants, you will be required, by virtue of the fact that the warrants initially are expected to settle in more than two scheduled business days after the trade date for the warrants, to make alternative settlement arrangements to prevent a failed settlement.

Market-Making Resales By the Bank and its Affiliates

This prospectus may be used by the Bank, TD Securities (USA) LLC or certain other of the Bank’s affiliates (the “Market Makers”) in connection with offers and sales of the warrants in market-making transactions. A Market Maker may engage in market-making transactions only in those jurisdictions in which it has all necessary governmental and regulatory authorizations for such activity. In a market-making transaction, a Market Maker may resell a warrant it acquires from other holders, after the original offering and sale of the warrant. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, a Market Maker may act as principal or agent, including as agent for the counterparty in a transaction in which the Market Maker acts as principal, or as agent for both counterparties in a transaction in which the Market Maker does not act as principal. The Market Makers may receive compensation in the form of mark-ups or mark-downs, including from both counterparties in some cases.

The Bank does not expect to receive any proceeds from market-making transactions except to the extent the Bank is entitled to the proceeds of sales of warrants made by it in such transactions. The Bank does not expect that the Market Makers will pay any proceeds from their market-making resales to it.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or an agent informs you in your confirmation of sale that your warrants are being purchased in their original offering and sale, you may assume that you are purchasing your warrants in a market-making transaction.

Conflicts of Interest

Some of the underwriters, dealers and agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters, dealers and agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters, dealers and agents or their affiliates have a lending relationship with us, certain of those underwriters, dealers and agents or their affiliates routinely hedge, and certain other of those underwriters, dealers and agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters, dealers and agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters, dealers and agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Our affiliate, TD Securities (USA) LLC, may participate in the distribution of the warrants as an underwriter, dealer or agent. Any offering of warrants in which TD Securities (USA) LLC, our affiliate, participates as an underwriter, dealer or agent, will be conducted in compliance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST THE BANK, OUR MANAGEMENT AND OTHERS

We are a Canadian chartered bank. Many of our directors and executive officers, including many of the persons who signed the Registration Statement on Form F-3, of which this prospectus is a part, and some of the experts named in this document, reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons to enforce against them judgments of the courts of the United States predicated upon, among other things, the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the United States, among other things, civil liabilities predicated upon such securities laws.

We have been advised by our Canadian counsel, McCarthy Tétrault LLP, that a judgment of a United States court may be enforceable in Canada if: (a) there is a real and substantial connection between the events, persons and circumstances and the United States proceedings such that the United States court properly assumed jurisdiction; (b) the United States judgment is final and conclusive; (c) the defendant was properly served with originating process from the United States court; and (d) the United States law that led to the judgment is not contrary to Canadian public policy, as that term would be applied by a Canadian court. We are advised that in normal circumstances, only civil judgments and not other rights arising from United States securities legislation (for example, penal or similar awards made by a court in a regulatory prosecution or proceeding) are enforceable in Canada. The enforceability of a United States judgment in Canada will be subject to the requirements that: (i) an action to enforce the United States judgment must be commenced in the Ontario court within any applicable limitation period; (ii) the Ontario Court has discretion to stay or decline to hear an action on the United States judgment if the United States judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action; (iii) the Ontario Court will render judgment only in Canadian dollars; and (iv) an action in the Ontario Court on the United States judgment may be affected by bankruptcy, insolvency or other laws of general application limiting the enforcement of creditors’ rights generally. The enforceability of a United States judgment in Canada will be subject to the following defenses: (i) the United States judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (ii) the United States judgment is for a claim which under Ontario law would be characterized as based on a foreign revenue, expropriatory, penal or other public law; (iii) the United States judgment is contrary to Ontario public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and (iv) the United States judgment has been satisfied or is void or voidable under United States law.

LEGAL MATTERS

The validity of the Warrants will be passed upon by Cadwalader, Wickersham & Taft LLP, New York, New York, as to matters of New York law, and by McCarthy Tétrault LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law. Certain U.S. federal income tax matters will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York. Certain Canadian federal income tax matters will be passed upon for us by McCarthy Tétrault LLP, Toronto, Ontario. Davis Polk & Wardwell LLP, New York, New York will issue an opinion as to certain legal matters for the agents or underwriters.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from the 2019 Annual Report and the effectiveness of the Bank’s internal control over financial reporting have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion and which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the offerings hereunder, other than underwriting discounts and commissions, are as follows (in U.S. dollars):

Registration Statement filing fee	$25,960
Warrant agent’s fees and expenses	$30,000
Legal fees and expenses	$135,000
Accounting fees and expenses	$19,000
Printing costs	$15,000
Miscellaneous	$20,000

Total	$244,960